Exhibit 99.3

Item 8. Financial Statements and Supplementary Data
WESTERN GAS PARTNERS, LP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F — 2

Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007	F — 3

Consolidated Balance Sheets as of December 31, 2009 and 2008	F — 4

Consolidated Statements of Equity and Partners’ Capital for the years ended December 31, 2009, 2008 and 2007	F — 5

Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	F — 6

Notes to the Consolidated Financial Statements	F — 7

Supplemental Quarterly Information	F — 33

WESTERN GAS PARTNERS, LP
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Western Gas Partners, LP’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2010 expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
November 5, 2010

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009(1)	2008(1)	2007(1)
	(in thousands, except per-unit data)
Revenues — affiliates
Gathering, processing and transportation of natural gas	$178,771	$157,969	$129,594
Natural gas, natural gas liquids and condensate sales	222,828	396,449	331,717
Equity income and other	8,925	9,289	6,144

Total revenues — affiliates	410,524	563,707	467,455

Revenues — third parties
Gathering, processing and transportation of natural gas	47,628	47,918	38,619
Natural gas, natural gas liquids and condensate sales	30,790	78,675	48,368
Other	1,604	8,468	2,432

Total revenues — third parties	80,022	135,061	89,419

Total revenues	490,546	698,768	556,874

Operating expenses (2)
Cost of product	164,072	332,882	253,443
Operation and maintenance	89,535	92,126	82,625
General and administrative	28,452	23,330	15,804
Property and other taxes	13,566	13,398	10,103
Depreciation and amortization	66,784	61,686	58,867
Impairment	—	9,354	—

Total operating expenses	362,409	532,776	420,842

Operating income	128,137	165,992	136,032
Interest income (expense), net (3)	7,581	11,784	(5,667)
Other income, net	62	199	52

Income before income taxes	135,780	177,975	130,417
Income tax expense	17,614	43,747	46,012

Net income	118,166	134,228	84,405
Net income (loss) attributable to noncontrolling interests	10,260	7,908	(92)

Net income attributable to Western Gas Partners, LP	$107,906	$126,320	$84,497

Limited partner interest in net income:
Net income attributable to Western Gas Partners, LP (4)	$107,906	$126,320	n/a (5)
Pre-acquisition income allocated to Parent	(36,498)	(84,217)	n/a
General partner interest in net income	(1,428)	(842)	n/a

Limited partner interest in net income	$69,980	$41,261	n/a

Net income per common unit — basic and diluted	$1.25	$0.78	n/a
Net income per subordinated unit — basic and diluted	$1.24	$0.77	n/a

(1)	Financial information for 2009 has been revised to include results attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs and to reflect a reclassification from revenues to operating expenses for the effects of commodity price swap agreements attributable to purchases. Financial information for 2008 and 2007 has been revised to include results attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions and Note 6—Transactions with Affiliates—Commodity price swap agreements.

(2)	Operating expenses include amounts charged by affiliates to the Partnership for services as well as reimbursement of amounts paid by affiliates to third parties on behalf of the Partnership. Cost of product expenses include purchases from affiliates of $69.9 million, $134.3 million and $90.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. Operation and maintenance expenses include charges from affiliates of $35.3 million, $34.3 million and $24.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. General and administrative expenses include charges from affiliates of $22.7 million, $20.0 million and $15.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. See Note 6—Transactions with Affiliates.

(3)	Interest income (expense), net includes net interest income (expense) from affiliates of $8.4 million, $11.8 million and ($5.7 million) for the years ended December 31, 2009, 2008 and 2007, respectively. See Note 6—Transactions with Affiliates.

(4)	General and limited partner interest in net income represents net income for periods including and subsequent to the Partnership’s acquisition of the Partnership Assets (as defined in Note 1—Description of Business and Basis of Presentation — Offerings and acquisitions). See also Note 5—Net Income per Limited Partner Unit.

(5)	Not applicable.
See accompanying notes to the consolidated financial statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2009(1)	2008(1)
	(in thousands, except number of units)
ASSETS
Current assets
Cash and cash equivalents	$69,984	$36,074
Accounts receivable, net — third parties	9,200	14,983
Accounts receivable — affiliates	2,203	2,012
Natural gas imbalance receivables — third parties	266	3,584
Natural gas imbalance receivables — affiliates	448	1,422
Other current assets	4,163	2,330

Total current assets	86,264	60,405

Note receivable — Anadarko	260,000	260,000
Property, plant and equipment
Cost	1,660,297	1,600,228
Less accumulated depreciation	299,309	235,790

Net property, plant and equipment	1,360,988	1,364,438
Goodwill	57,348	57,348
Equity investments	21,344	19,183
Other assets	2,974	628

Total assets	$1,788,918	$1,762,002

LIABILITIES, EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable — third parties	$15,136	$17,206
Accounts payable — affiliates	—	21,104
Natural gas imbalance payable — third parties	491	426
Natural gas imbalance payable — affiliates	1,319	1,198
Accrued ad valorem taxes	6,319	6,858
Income taxes payable	412	146
Accrued liabilities — third parties	11,010	21,285
Accrued liabilities — affiliates	470	153

Total current liabilities	35,157	68,376
Long-term liabilities
Note payable — Anadarko	175,000	175,000
Deferred income taxes	217,312	221,586
Asset retirement obligations and other	55,976	57,454

Total long-term liabilities	448,288	454,040

Total liabilities	483,445	522,416

Commitments and contingencies (Note 12)	—	—

Equity and partners’ capital
Common units (36,374,925 and 29,093,197 units issued and outstanding at December 31, 2009 and 2008, respectively)	497,230	368,050
Subordinated units (26,536,306 units issued and outstanding at December 31, 2009 and 2008)	276,571	275,917
General partner units (1,283,903 and 1,135,296 units issued and outstanding at December 31, 2009 and 2008, respectively)	13,726	10,988
Parent net investment	427,024	518,615

Total partners’ capital	1,214,551	1,173,570
Noncontrolling interests	90,922	66,016

Total equity and partners’ capital	1,305,473	1,239,586

Total liabilities, equity and partners’ capital	$1,788,918	$1,762,002

(1)	Financial information for 2009 has been revised to include results attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs, and financial information for 2008 has been revised to include results attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions.
See accompanying notes to the consolidated financial statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF EQUITY AND PARTNERS’ CAPITAL

		Partners’ Capital
	Parent Net	Limited Partners		General	Noncontrolling
	Investment	Common	Subordinated	Partner	Interests	Total
			(in thousands)
Balance at December 31, 2006 (1)	$799,845	$—	$—	$—	$—	$799,845
Contributions of property from Parent	21,942	—	—	—	—	21,942
Net pre-acquisition contributions from Parent	6,312	—	—	—	—	6,312
Net income	84,497	—	—	—	(92)	84,405

Balance at December 31, 2007 (1)	$912,596	$—	$—	$—	$(92)	$912,504

Net pre-acquisition distributions to Parent	(145,103)	—	—	—	—	(145,103)
Elimination of net deferred tax liabilities	126,936	—	—	—	—	126,936
Contribution of initial assets	(321,609)	55,221	255,941	10,447	—	—
Acquisition of Powder River assets	(160,851)	(13,866)	—	(283)	—	(175,000)
Contribution of other assets from Parent	2,089	2,528	11,715	478	—	16,810
Reimbursement to Parent from offering proceeds	(45,161)	—	—	—	—	(45,161)
Issuance of common units to public, net of offering and other costs	—	315,161	—	—	—	315,161
Contributions from noncontrolling interest holders and Parent	88,465	—	—	—	73,105	161,570
Distributions to noncontrolling interest holders and Parent	(22,668)	—	—	—	(15,201)	(37,869)
Non-cash equity-based compensation	—	324	—	—	—	324
Net income	84,217	20,841	20,420	842	7,908	134,228
Distributions to unitholders	—	(12,159)	(12,159)	(496)	—	(24,814)
Other	(296)	—	—	—	296	—

Balance at December 31, 2008 (1)	$518,615	$368,050	$275,917	$10,988	$66,016	$1,239,586

Net pre-acquisition distributions to Parent	(35,317)	—	—	—	—	(35,317)
Acquisition of Chipeta assets	(112,744)	11,068	—	225	—	(101,451)
Issuance of common and general partner units, net of offering costs	—	120,080	—	2,459	—	122,539
Contributions from noncontrolling interest owners and Parent	20,544	—	—	—	19,718	40,262
Distributions to noncontrolling interest owners and Parent	(2,926)	—	—	—	(5,072)	(7,998)
Non-cash equity-based compensation	—	366	—	—	—	366
Net income	36,498	37,035	32,945	1,428	10,260	118,166
Distributions to unitholders	—	(36,025)	(32,640)	(1,401)	—	(70,066)
Other	2,354	(3,344)	349	27	—	(614)

Balance at December 31, 2009(1)	$427,024	$497,230	$276,571	$13,726	$90,922	$1,305,473

(1)	Financial information for 2009 has been revised to include activity attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. Financial information for 2008 and 2007 has been revised to include activity attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. Financial information for 2006 has been revised to include activity attributable to the Chipeta assets, Granger assets and Wattenberg assets. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions.
See accompanying notes to the consolidated financial statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009(1)	2008(1)	2007(1)
	(in thousands)
Cash flows from operating activities
Net income	$118,166	$134,228	$84,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,784	61,686	58,867
Impairment	—	9,354	—
Deferred income taxes	(4,063)	(1,603)	5,932
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1,795	(160)	(4,988)
(Increase) decrease in natural gas imbalance receivable	4,292	(3,728)	697
Increase (decrease) in accounts payable, accrued expenses and natural gas imbalance payable	(20,071)	18,383	13,261
Change in other items, net	(2,033)	(1,365)	(2,694)

Net cash provided by operating activities	164,870	216,795	155,480
Cash flows from investing activities
Capital expenditures	(74,588)	(135,188)	(154,850)
Acquisitions	(101,451)	(175,000)	—
Investments in equity affiliates	(382)	(8,095)	(7,400)
Loan to Anadarko	—	(260,000)	—

Net cash used in investing activities	(176,421)	(578,283)	(162,250)
Cash flows from financing activities
Proceeds from issuance of common and general partner units, net of $5.5 million and $28.2 million in offering and other expenses for the years ended December 31, 2009 and 2008, respectively	122,539	315,161	—
Issuance of Note Payable to Anadarko	101,451	175,000	—
Repayment of Note Payable to Anadarko	(101,451)	—	—
Revolving credit facility issuance costs	(4,263)	—	—
Reimbursement to Parent from offering proceeds	—	(45,161)	—
Distributions to unitholders	(70,066)	(24,814)	—
Net pre-acquisition contributions from (distributions to) Anadarko	(35,013)	(40,117)	6,312
Contributions from noncontrolling interest owners and Parent	40,262	55,362	—
Distributions to noncontrolling interest owners and Parent	(7,998)	(37,869)	—

Net cash provided by financing activities	45,461	397,562	6,312

Net increase (decrease) in cash and cash equivalents	33,910	36,074	(458)
Cash and cash equivalents at beginning of period	36,074	—	458

Cash and cash equivalents at end of period	$69,984	$36,074	$—

Supplemental disclosures
Significant non-cash investing and financing transactions:
Contribution of initial assets from Parent	$—	$321,609	$—
Elimination of net deferred tax liabilities	$—	$126,936	$—
Property, plant and equipment and other assets contributed by Parent	$—	$123,018	$21,942
(Increase) decrease in accrued capital expenditures	$13,148	$(9,228)	$(2,902)
Interest paid	$9,372	$82	$—
Interest received	$16,900	$7,887	$—

(1)	Financial information for 2009 has been revised to include results attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. Financial information for 2008 and 2007 has been revised to include results attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions of the notes to the consolidated financial statements.
See accompanying notes to the consolidated financial statements.

Notes to the consolidated financial statements of Western Gas Partners, LP
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Basis of presentation. Western Gas Partners, LP (the “Partnership”) is a Delaware limited partnership formed in August 2007. As of December 31, 2009, the Partnership’s assets included ten gathering systems, six natural gas treating facilities, seven gas processing facilities, one natural gas liquids (“NGL”) pipeline, one interstate pipeline and a noncontrolling interest in Fort Union Gas Gathering, L.L.C., or “Fort Union.” The Partnership’s assets are located in East and West Texas, the Rocky Mountains (Colorado, Utah and Wyoming) and the Mid-Continent (Kansas and Oklahoma). The Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko Petroleum Corporation and its consolidated subsidiaries and third-party producers and customers. For purposes of these financial statements, the “Partnership” refers to Western Gas Partners, LP and its subsidiaries; “Anadarko” or “Parent” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the Partnership and the general partner; and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the Partnership, and also refers to Fort Union and White Cliffs Pipeline, L.L.C. The Partnership’s general partner is Western Gas Holdings, LLC, a wholly owned subsidiary of Anadarko.
The accompanying consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Partnership and entities in which it holds a controlling financial interest. All significant intercompany transactions have been eliminated. Investments in non-controlled entities over which the Partnership exercises significant influence are accounted for under the equity method. The Partnership’s 50% undivided interest in the Newcastle system is consolidated on a proportionate basis.
Offerings and acquisitions.
Initial public offering. On May 14, 2008, the Partnership closed its initial public offering of 18,750,000 common units at a price of $16.50 per unit. On June 11, 2008, the Partnership issued an additional 2,060,875 common units to the public pursuant to the partial exercise of the underwriters’ over-allotment option. The May 14 and June 11, 2008 issuances are referred to collectively as the “initial public offering.” The common units are listed on the New York Stock Exchange under the symbol “WES.”
Concurrent with the closing of the initial public offering, Anadarko contributed the assets and liabilities of Anadarko Gathering Company LLC (“AGC”), Pinnacle Gas Treating LLC (“PGT”) and MIGC LLC (“MIGC”) to the Partnership in exchange for 1,083,115 general partner units, representing a 2.0% general partner interest in the Partnership, 100% of the incentive distribution rights (“IDRs”), 5,725,431 common units and 26,536,306 subordinated units. AGC, PGT and MIGC are referred to collectively as the “initial assets.” The common units issued to Anadarko in exchange for their contribution of the initial assets include 751,625 common units issued following the expiration of the underwriters’ over-allotment option and represent the portion of the common units for which the underwriters did not exercise their over-allotment option. See Note 4—Partnership Distributions for information related to the distribution rights of the common and subordinated unitholders and to the IDRs held by the general partner.
Equity offering. On December 9, 2009, the Partnership closed its equity offering of 6,000,000 common units to the public at a price of $18.20 per unit. On December 17, 2009, the Partnership issued an additional 900,000 units to the public pursuant to the full exercise of the underwriters’ over-allotment option granted in connection with the equity offering. The December 9 and December 17, 2009 issuances are referred to collectively as the “2009 equity offering.” Net proceeds from the offering of approximately $122.5 million were used to repay $100.0 million outstanding under the Partnership’s revolving credit facility and to partially fund the January 2010 Granger acquisition referenced below. In connection with the 2009 equity offering, the Partnership issued 140,817 general partner units to the general partner.
Powder River acquisition. In December 2008, the Partnership acquired certain midstream assets from Anadarko for consideration consisting of (i) $175.0 million in cash, which was financed by borrowing $175.0 million from Anadarko pursuant to the terms of a five-year term loan agreement, and (ii) the issuance of 2,556,891 common units and 52,181 general partner units. The acquisition consisted of (i) a 100% ownership interest in the Hilight system, (ii) a 50% interest in the Newcastle system and (iii) a 14.81% limited liability company membership interest in Fort Union. These assets are referred to collectively as the “Powder River assets” and the acquisition is referred to as the “Powder River acquisition.”
Chipeta acquisition. In July 2009, the Partnership acquired certain midstream assets from Anadarko for (i) approximately $101.5 million in cash, which was financed by borrowing $101.5 million from Anadarko pursuant to the terms of a 7.0% fixed-rate, three-year term loan agreement, and (ii) the issuance of 351,424 common units and 7,172 general partner units. These assets provide processing and transportation services in the Greater Natural Buttes area in Uintah County, Utah. The acquisition consisted of a 51% membership interest in Chipeta Processing LLC (“Chipeta”), together with an associated NGL pipeline. Chipeta owns a natural gas processing plant complex, which includes two recently completed processing trains: a refrigeration unit completed in November 2007 and a cryogenic unit which was completed in April 2009. The 51%

Notes to the consolidated financial statements of Western Gas Partners, LP membership interest in Chipeta and associated NGL pipeline are referred to collectively as the “Chipeta assets” and the acquisition is referred to as the “Chipeta acquisition.”
Natural Buttes Plant acquisition. In November 2009, Chipeta closed its acquisition of a compressor station and processing plant (the “Natural Buttes plant,” which was formerly known as the CIG 101 plant prior to the Partnership’s acquisition) from a third party for $9.1 million. The noncontrolling interest owners contributed $4.5 million to Chipeta during the year ended December 31, 2009 to fund their proportionate share of the Natural Buttes plant acquisition. The Natural Buttes plant is located in Uintah County, Utah.
Granger acquisition. In January 2010, the Partnership acquired certain midstream assets from Anadarko for (i) approximately $241.7 million in cash, which was financed primarily with a $210.0 million draw on the Partnership’s revolving credit facility plus cash on hand, and (ii) the issuance of 620,689 common units and 12,667 general partner units. The assets acquired represent Anadarko’s entire 100% ownership interest in the following assets located in Southwestern Wyoming: (i) the Granger gathering system with related compressors and other facilities, and (ii) the Granger complex, consisting of two cryogenic trains, two refrigeration trains, an NGLs fractionation facility and ancillary equipment. These assets are referred to collectively as the “Granger assets” and the acquisition is referred to as the “Granger acquisition.” See Note 13—Subsequent Events for more information related to the Granger acquisition.
Wattenberg acquisition. In August 2010, the Partnership acquired certain midstream assets from Anadarko for (i) $473.1 million in cash, which was funded with $250.0 million of borrowings under a bank-syndicated unsecured term loan, $200.0 million of borrowings under the Partnership’s revolving credit facility and $23.1 million of cash on hand; as well as (ii) the issuance of 1,048,196 common units and 21,392 general partner units of the Partnership to affiliates of Anadarko. The assets acquired represent a 100% ownership interest in Kerr-McGee Gathering LLC, which owns the Wattenberg gathering system and related facilities, including the Fort Lupton processing plant. These assets, located in the Denver-Julesburg Basin, north and east of Denver, Colorado, are referred to collectively as the “Wattenberg assets” and the acquisition as the “Wattenberg acquisition.” See Note 13—Subsequent Events for more information related to the Wattenberg acquisition.
White Cliffs acquisition. In September 2010, the Partnership and Anadarko closed a series of related transactions through which the Partnership acquired a 10% member interest in White Cliffs Pipeline L.L.C. (“White Cliffs”). Specifically, the Partnership acquired Anadarko’s 100% ownership interest in Anadarko Wattenberg Company, LLC (“AWC”) for $20.0 million in cash (the “AWC acquisition”). AWC owned a 0.4% interest in White Cliffs and held an option to increase its interest in White Cliffs. Also, in a series of concurrent transactions, AWC acquired an additional 9.6% interest in White Cliffs from a third party for $18.0 million in cash, subject to post-closing adjustments. White Cliffs owns a crude oil pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma and became operational in June 2009. The Partnership’s acquisition of the 0.4% interest in White Cliffs and related purchase option from Anadarko and the acquisition of an additional 9.6% interest in White Cliffs were funded with cash on hand and are referred to collectively as the “White Cliffs acquisition.” The Partnership’s interest in White Cliffs is referred to as the “White Cliffs investment.”
Presentation of Partnership acquisitions. For purposes of this annual report the initial assets, Powder River assets, Chipeta assets, Granger assets, Wattenberg assets and White Cliffs investment are referred to collectively as the “Partnership Assets.” Unless otherwise noted, references to “periods prior to our acquisition of the Partnership Assets” and similar phrases refer to periods prior to May 2008 with respect to the initial assets, periods prior to December 2008 with respect to the Powder River assets, periods prior to July 2009 with respect to the Chipeta assets, periods prior to January 2010 with respect to the Granger assets, periods prior to July 2010 with respect to the Wattenberg assets and periods prior to September 2010 with respect to the White Cliffs investment. Unless otherwise noted, references to “periods subsequent to our acquisition of the Partnership Assets” and similar phrases refer to periods including and subsequent to May 2008 with respect to the initial assets, periods including and subsequent to December 2008 with respect to the Powder River assets, periods including and subsequent to July 2009 with respect to the Chipeta assets, periods including and subsequent to January 2010 with respect to the Granger assets, periods including and subsequent to July 2010 with respect to the Wattenberg assets, and periods including and subsequent to September 2010 with respect to the White Cliffs investment.
Anadarko acquired MIGC, the Powder River assets and the Granger assets in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. (“Western”) and Anadarko acquired the Chipeta assets and the Wattenberg assets in connection with its August 10, 2006 acquisition of Kerr-McGee Corporation (“Kerr-McGee”). In addition, Anadarko made its initial investment in White Cliffs on January 29, 2007. Because of Anadarko’s control of the Partnership through its ownership of the general partner, each acquisition of Partnership Assets, except for the Natural Buttes plant and the acquisition of a 9.6% interest in White Cliffs from a third party, was considered a transfer of net assets between entities under common control. As a result, after each acquisition of assets from Anadarko, the Partnership is required to revise its financial statements to include the activities of the Partnership Assets as of the date of common control. The Partnership’s historical financial statements, as presented in the Partnership’s annual report on Form 10-K for the year ended December 31, 2008, included the results attributable to the initial assets and the Powder River assets. The financial statements presented herein

Notes to the consolidated financial statements of Western Gas Partners, LP have been further recast to reflect the results attributable to the Chipeta assets, the Granger assets, the Wattenberg assets and the 0.4% interest in White Cliffs as if the Partnership had owned the 51% interest in Chipeta and the associated NGL pipeline, the Granger assets and Wattenberg assets for all periods presented herein and the 0.4% interest in White Cliffs from the date of common control. Net income attributable to the Partnership Assets for periods prior to the Partnership’s acquisition of such assets is not allocated to the limited partners for purposes of calculating net income per limited partner unit.
The consolidated financial statements for periods prior to the Partnership’s acquisition of the Partnership Assets have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the assets and operated as a separate entity during the periods reported. In addition, certain amounts in prior periods have been reclassified to conform to the current presentation.
The following tables present the impact to the consolidated statements of income attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs (in thousands):

	Partnership	Chipeta	Granger	Wattenberg	White
	Historical(1)	Assets	Assets	Assets	Cliffs	Combined
	Year Ended December 31, 2009
Revenues	$261,657	n/a (1)	$126,104	$102,437	$348	$490,546
Operating expenses	181,027	n/a	106,726	74,656	—	362,409

Operating income	80,630	n/a	19,378	27,781	348	128,137
Net income	87,605	n/a	12,931	17,336	294	118,166
Net income attributable to noncontrolling interests	10,260	n/a	—	—	—	10,260

Net income attributable to Western Gas Partners, LP	$77,345	n/a	$12,931	$17,336	$294	$107,906

	Year Ended December 31, 2008
Revenues	$311,648	$32,858	$235,444	$118,818	$—	$698,768
Operating expenses	241,931	16,408	185,303	89,134	—	532,776

Operating income	69,717	16,450	50,141	29,684	—	165,992
Net income	65,276	16,290	33,923	18,739	—	134,228
Net income attributable to noncontrolling interests	—	7,908	—	—	—	7,908

Net income attributable to Western Gas Partners, LP	$65,276	$8,382	$33,923	$18,739	$—	$126,320

	Year Ended December 31, 2007
Revenues	$261,493	$—	$201,662	$93,719	$—	$556,874
Operating expenses	197,475	304	145,528	77,535	—	420,842

Operating income (loss)	64,018	(304)	56,134	16,184	—	136,032
Net income (loss)	36,658	(188)	37,539	10,396	—	84,405
Net loss attributable to noncontrolling interests	—	(92)	—	—	—	(92)

Net income attributable to Western Gas Partners, LP	$36,658	$(96)	$37,539	$10,396	$—	$84,497

(1)	The Partnership historical information for 2009 includes the results attributable to the Chipeta assets. Financial information for 2009 has been revised to reflect a reclassification from revenues to operating expenses for the effects of commodity price swap agreements attributable to purchases. See Note 6 — Transactions with Affiliates — Commodity price swap agreements.

Notes to the consolidated financial statements of Western Gas Partners, LP
Limited partner and general partner units. The following table summarizes common, subordinated and general partner units issued during the years ended December 31, 2009 and 2008:

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Balance at December 31, 2007	—	—	—	—

Initial public offering and contribution of initial assets	26,536,306	26,536,306	1,083,115	54,155,727
Powder River acquisition	2,556,891	—	52,181	2,609,072

Balance at December 31, 2008	29,093,197	26,536,306	1,135,296	56,764,799

Chipeta acquisition	351,424	—	7,172	358,596
Equity offering	6,900,000	—	140,817	7,040,817
Long-Term Incentive Plan awards	30,304	—	618	30,922

Balance at December 31, 2009	36,374,925	26,536,306	1,283,903	64,195,134

Anadarko holdings of partnership equity. As of December 31, 2009, Anadarko indirectly held 1,283,903 general partner units representing a 2.0% general partner interest in the Partnership, 100% of the Partnership IDRs, 8,633,746 common units and 26,536,306 subordinated units. Anadarko’s common and subordinated unitholders owned an aggregate 54.8% limited partner interest in the Partnership. The public held 27,741,179 common units, representing a 43.2% limited partner interest in the Partnership.
The units outstanding as of December 31, 2009 do not include the units issued in connection with the Granger acquisition and Wattenberg acquisition. See Granger acquisition and Wattenberg acquisition above as well as Note 13—Subsequent Events—Granger acquisition and —Wattenberg acquisition for more information related to common and general partners units issued in January 2010 and August 2010.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates. To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Partnership’s business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Property, plant and equipment. Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. The Partnership capitalizes all construction-related direct labor and material costs. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method or half-year convention method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, the Partnership makes estimates with respect to useful lives and salvage values that the Partnership believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
The Partnership evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to operating expense.

Notes to the consolidated financial statements of Western Gas Partners, LP
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset generally require management to reassess the cash flows related to long-lived assets.
During the year ended December 31, 2008, an impairment charge was recorded in connection with the suspension of operations of a plant at the Hilight System prior to its contribution to the Partnership. A reduction of the carrying value to fair value would represent a Level 3 fair value measure.
Equity-method investments. The Partnership’s investments in Fort Union and White Cliffs are accounted for under the equity method of accounting. Fort Union is a joint venture among Copano Pipelines/Rocky Mountains, LLC (37.04%), Crestone Powder River L.L.C. (37.04%), Bargath, Inc. (11.11%) and the Partnership (14.81%). Fort Union owns a gathering pipeline and treating facilities in the Powder River Basin. Anadarko is the construction manager and physical operator of the Fort Union facilities. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require 65% or unanimous approval of the owners.
In September 2010, the Partnership completed the White Cliffs acquisition. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions. White Cliffs owns a crude oil pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma and became operational in June 2009. White Cliffs is a limited liability company in which the Partnership holds a 10% interest and the remaining 90% is held by three unaffiliated third parties. The third-party majority owner is the manager of the White Cliffs operations. Certain business decisions, including, but not limited to, approval of annual budgets and decisions with respect to significant expenditures, contractual commitments, acquisitions, material financings, dispositions of assets or admitting new members, require more than 75% approval of the members.
Management evaluates its equity-method investment for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
The equity investment balance at December 31, 2009 includes $20.1 million and $1.2 million for the investments in Fort Union and White Cliffs, respectively. The investment balance at December 31, 2009 includes $3.2 million for the purchase price allocated to the investment in Fort Union in excess of Western’s historic cost basis. This balance was attributed to the difference between the fair value and book value of Fort Union’s gathering and treating facilities and is being amortized over the remaining life of those facilities. Investment earnings from Fort Union, net of investment amortization, and from White Cliffs are reported in equity income and other revenues — affiliates in the consolidated statements of income.
At December 31, 2009, Fort Union had expansion projects under construction and had project financing debt of $99.7 million outstanding, which is not guaranteed by the members. Fort Union’s lender has a lien on the Partnership’s interest in Fort Union.
Goodwill. Goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the assets the Partnership has acquired from Anadarko. The carrying value of Anadarko’s midstream goodwill represents the excess of the purchase price of an entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. During 2009, the carrying amount of goodwill did not change. During 2008, the carrying amount of goodwill increased due to revisions in estimates of deferred tax liabilities recorded upon Anadarko’s acquisitions of Western. None of the Partnership’s goodwill is deductible for tax purposes.

Notes to the consolidated financial statements of Western Gas Partners, LP
Changes in the carrying amount of goodwill for 2009 and 2008, including amounts attributed to the Granger assets and Wattenberg assets, are as follows:

	Year Ended December 31,
	2009	2008
	(in thousands)
Balance at beginning of year	$57,348	$55,259
Change in goodwill associated with Anadarko’s 2006 acquisitions	—	2,089

Balance at end of year	$57,348	$57,348

The Partnership evaluates whether goodwill has been impaired. Impairment testing is performed annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The Partnership has determined that it has one operating segment and two reporting units: (i) gathering and processing and (ii) transportation. Accounting standards require that goodwill be assessed for impairment at the reporting unit level. Goodwill impairment assessment is a two-step process. Step one focuses on identifying a potential impairment by comparing the fair value of the reporting unit with the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to the implied fair value of the goodwill through a charge to operating expense based on a hypothetical purchase price allocation. No goodwill impairment has been recognized in these consolidated financial statements. A reduction of the carrying value of goodwill would represent a Level 3 fair value measure.
Asset retirement obligations. Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at its fair value measured using discounted expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:
Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.
Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).
Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).
Nonfinancial assets and liabilities initially measured at fair value include third-party business combinations, impaired long-lived assets (asset groups), goodwill impairment, initial recognition of asset retirement obligations and initial recognition of environmental obligations assumed in a third-party acquisition.
The fair value of the note receivable from Anadarko reflects any premium or discount for the differential between the stated interest rate and quarter-end market rate, based on quoted market prices of similar debt instruments. See Note 6— Transactions with Affiliates for disclosures regarding the fair value of the note receivable from Anadarko.
The fair value of debt is the estimated amount the Partnership would have to pay to repurchase its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Fair values are based on quoted market prices or average valuations of similar debt instruments at the balance sheet date for those debt instruments for which quoted market prices are not available. See Note 11—Debt and Interest Expense for disclosures regarding the fair value of debt.

Notes to the consolidated financial statements of Western Gas Partners, LP
The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the consolidated balance sheet approximates fair value due to the short-term nature of these items.
Impairment analyses for long-lived assets, goodwill impairments and initial recognition of asset retirement obligations and environmental obligations utilize Level 3 inputs.
Segments. The Partnership’s operations are organized into a single business segment, the assets of which consist of natural gas gathering and processing systems, treating facilities, pipelines and related plants and equipment.
Revenues and cost of product. Under its fee-based arrangements, the Partnership is paid a fixed fee based on the volume and thermal content of the natural gas it gathers or treats and recognizes gathering and treating revenues for its services in the month such services are performed. Producers’ wells are connected to the Partnership’s gathering systems for delivery of natural gas to the Partnership’s processing or treating plants, where the natural gas is processed to extract NGLs and condensate or treated in order to satisfy pipeline specifications. In some areas, where no processing is required, the producers’ gas is gathered, compressed and delivered to pipelines for market delivery.
Under percent-of-proceeds contracts, revenue is recognized when the natural gas, NGLs or condensate are sold and the related purchases are recorded as a percentage of the product sale.
The Partnership purchases natural gas volumes at the wellhead for gathering and processing. As a result, the Partnership has volumes of NGLs and condensate to sell and volumes of residue gas to either sell, use for system fuel or to satisfy keep-whole obligations. In addition, depending upon specific contract terms, condensate and NGLs recovered during gathering and processing are either returned to the producer, or retained and sold. Under keep-whole contracts, when condensate or NGLs are retained and sold, producers are kept whole for the condensate or NGL volumes through the receipt of a thermally equivalent volume of residue gas. The keep-whole contract conveys an economic benefit to the Partnership when the individual values of the NGLs are greater as liquids than as a component of the natural gas stream; however, the Partnership is adversely impacted when the value of the NGLs are lower as liquids than as a component of the natural gas stream. Revenue is recognized from the sale of condensate and NGLs upon transfer of title and related purchases are recorded as cost of product.
Except for volumes taken in-kind by certain producers or sold to third parties, an affiliate of Anadarko sells the natural gas and extracted NGLs. During 2009, agreements were entered into with an affiliate of Anadarko whereby the affiliate purchases certain NGLs from the Wattenberg assets, then sells such volumes to third parties. Previously, NGLs from the Wattenberg assets were retained by the system and sold directly to third parties.
The Partnership earns transportation revenues through firm contracts that obligate each of its customers to pay a monthly reservation or demand charge regardless of the pipeline capacity used by that customer. An additional commodity usage fee is charged to the customer based on the actual volume of natural gas transported. Revenues are also generated from interruptible contracts pursuant to which a fee is charged to the customer based on volumes transported through the pipeline. Revenues for transportation of natural gas are recognized over the period of firm transportation contracts or, in the case of usage fees and interruptible contracts, when the volumes are received into the pipeline. From time to time, certain revenues may be subject to refund pending the outcome of rate matters before the Federal Energy Regulatory Commission and reserves are established where appropriate. During the periods presented herein, there were no pending rate cases and no related reserves have been established.
Proceeds from the sale of residue gas, NGLs and condensate are reported as revenues from natural gas, natural gas liquids and condensate in the consolidated statements of income. Revenues attributable to the fixed-fee component of gathering and processing contracts as well as demand charges and commodity usage fees on transportation contracts are reported as revenues from gathering, processing and transportation of natural gas in the consolidated statements of income.
Natural gas imbalances. The consolidated balance sheets include natural gas imbalance receivables and payables resulting from differences in gas volumes received into the Partnership’s systems and gas volumes delivered by the Partnership to customers. Natural gas volumes owed to or by the Partnership that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and generally reflect market index prices. Other natural gas volumes owed to or by the Partnership are valued at the Partnership’s weighted average cost of natural gas as of the balance sheet dates and are settled in-kind. As of December 31, 2009, natural gas imbalance receivables and payables were approximately $0.7 million and $1.8 million, respectively. As of December 31, 2008, natural gas imbalance receivables and payables were approximately $5.0 million and $1.6 million, respectively. Changes in natural gas imbalances are reported in other revenues or cost of product expense in the consolidated statements of income.

Notes to the consolidated financial statements of Western Gas Partners, LP
Inventory. The cost of natural gas and NGLs inventories are determined by the weighted average cost method on a location-by-location basis. Inventory is accounted for at the lower of weighted average cost or market value.
Environmental expenditures. The Partnership expenses environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities become probable and the costs can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 12—Commitments and Contingencies—Environmental obligations.
Cash equivalents. The Partnership considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The Partnership had approximately $70.0 million and $36.1 million of cash and cash equivalents as of December 31, 2009 and December 31, 2008, respectively.
Bad-debt reserve. The Partnership revenues are primarily from Anadarko, for which no credit limit is maintained. The Partnership analyzes its exposure to bad debt on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. For third-party accounts receivable, the amount of bad-debts reserve at December 31, 2009 and December 31, 2008 was approximately $114,000 and $60,000, respectively.
Equity-based compensation. Concurrent with the closing of the initial public offering, phantom unit awards were granted to independent directors of the general partner under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (“LTIP”), which permits the issuance of up to 2,250,000 units. The general partner awarded additional phantom units primarily to the general partner’s independent directors under the LTIP in May 2009. Upon vesting of each phantom unit, the holder will receive common units of the Partnership or, at the discretion of the general partner’s board of directors, cash in an amount equal to the market value of common units of the Partnership on the vesting date. Share-based compensation expense attributable to grants made under the LTIP will impact the Partnership’s cash flows from operating activities only to the extent cash payments are made to a participant in lieu of the actual issuance of common units to the participant upon the lapse of the relevant vesting period.
GAAP requires companies to recognize stock-based compensation as an operating expense. The Partnership amortizes stock-based compensation expense attributable to awards granted under the LTIP over the vesting periods applicable to the awards.
Additionally, the Partnership’s general and administrative expenses include equity-based compensation costs allocated by Anadarko to the Partnership for grants made pursuant to the Western Gas Holdings, LLC Equity Incentive Plan as amended and restated (“Incentive Plan”) as well as the Anadarko Petroleum Corporation 1999 Stock Incentive Plan and the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan (Anadarko’s plans are referred to collectively as the “Anadarko Incentive Plans”). Under the Incentive Plan, participants are granted Unit Value Rights (“UVRs”), Unit Appreciation Rights (“UARs”) and Dividend Equivalent Rights (“DERs”). UVRs and UARs granted under the Incentive Plan (i) are collectively valued at approximately $67.00 per unit as of December 31, 2009 and (ii) either vest ratably over three years or vest in two equal installments on the second and fourth anniversaries of the grant date, or earlier in connection with certain other events. Upon the occurrence of a UVR vesting event, each participant will receive a lump-sum cash payment (less any applicable withholding taxes) for each UVR. The UVRs may not be sold or transferred except to the general partner, Anadarko or any of its affiliates. After the occurrence of a UAR vesting event, each participant will receive a lump-sum cash payment (less any applicable withholding taxes) for each UAR that is exercised prior to the earlier of the 90th day after a participant’s voluntary termination and the 10th anniversary of the grant date. DERs granted under the Incentive Plan vest upon the occurrence of certain events, become payable no later than 30 days subsequent to vesting and expire 10 years from the date of grant. Equity-based compensation expense attributable to grants made under the Incentive Plan will impact the Partnership’s cash flow from operating activities only to the extent cash payments are made to Incentive Plan participants who provided services to us pursuant to the omnibus agreement and such cash payments do not cause total annual reimbursements made by us to Anadarko pursuant to the omnibus agreement to exceed the general and administrative expense limit set forth in that agreement for the periods to which such expense limit applies. Equity-based compensation granted under the Anadarko Incentive Plans does not impact the Partnership’s cash flow from operating activities. See Note 6—Transactions with Affiliates.
Income taxes. The Partnership generally is not subject to federal income tax, or state income tax other than Texas margin tax on the portion of our income that is allocable to Texas. Federal and state income tax expense with respect to the Partnership Assets was recorded prior to the Partnership’s acquisition of the Partnership Assets, except for Chipeta. In addition, deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases with respect to the Partnership Assets prior to the Partnership’s acquisitions, except for Chipeta. The recognition of deferred federal and state tax assets

Notes to the consolidated financial statements of Western Gas Partners, LP prior to the Partnership’s acquisition of the Partnership Assets, except for Chipeta, was based on management’s belief that it was more likely than not that the results of future operations would generate sufficient taxable income to realize the deferred tax assets. For periods including or subsequent to the Partnership’s acquisition of the Partnership Assets, except for Chipeta, the Partnership is no longer subject to federal income tax related to such assets and is only subject to Texas margin tax; therefore, deferred federal income tax assets and liabilities with respect to the Partnership Assets for periods including and subsequent to the Partnership’s acquisitions, except for Chipeta, are no longer recognized by the Partnership. Income attributable to Chipeta was subject to federal and state income tax for periods prior to June 1, 2008, at which time substantially all of the Chipeta assets were contributed to a non-taxable entity for U.S. federal income tax purposes. For periods including and subsequent to the Partnership’s acquisition of the Partnership Assets, the Partnership makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and the Partnership for its share of Texas margin tax that is included in any combined or consolidated returns filed by Anadarko. The aggregate difference in the basis of the Partnership’s Assets for financial and tax reporting purposes cannot be readily determined as the Partnership does not have access to information about each partner’s tax attributes in the Partnership.
The Partnership adopted the accounting standard for uncertain tax positions on January 1, 2007. The standard defines the criteria an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. The Partnership has no material uncertain tax positions at December 31, 2009 or 2008.
Net income per limited partner unit. Certain accounting standards address the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and undistributed earnings of the entity when, and if, it declares dividends on its securities. The accounting standards require securities that satisfy the definition of a “participating security” to be considered for inclusion in the computation of basic earnings per unit using the two-class method. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed pursuant to the terms of the relevant contractual arrangement. For the Partnership, earnings per unit is calculated based on the assumption that the Partnership distributes to its unitholders an amount of cash equal to the net income of the Partnership, notwithstanding the general partner’s ultimate discretion over the amount of cash to be distributed for the period, the existence of other legal or contractual limitations that would prevent distributions of all of the net income for the period or any other economic or practical limitation on the ability to make a full distribution of all of the net income for the period. Earnings per unit is calculated by applying the provisions of the partnership agreement that govern actual cash distributions to the notional cash distribution amount, including giving effect to incentive distributions, when applicable, with such incentive distributions limited to the amount of available cash as defined in the partnership agreement. See Note 5—Net Income per Limited Partner Unit.
New accounting standards. The Partnership adopted new Financial Accounting Standards Board (“FASB”) staff guidance on fair-value measurement effective January 1, 2009, which address the accounting for business combinations. This guidance expands financial disclosures, defines an acquirer and modifies the accounting for some business combination items. Under the guidance an acquirer is required to record 100% of assets and liabilities, including goodwill, contingent assets and contingent liabilities, at fair value. In addition, contingent consideration must be recognized at fair value at the acquisition date, acquisition-related costs must be expensed rather than treated as an addition to the assets acquired, and restructuring costs are required to be recognized separately from the business combination. The Partnership will apply these provisions to acquisitions of businesses from third parties that close after January 1, 2009. The guidance did not change the accounting for transfers of assets between entities under common control and, therefore, does not impact the Partnership’s accounting for asset acquisitions from Anadarko.
The Partnership adopted new accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of subsidiaries, effective January 1, 2009. Specifically, these standards require the recognition of noncontrolling interests (formerly referred to as minority interests) as a component of total equity. These standards establish a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Dispositions of subsidiary equity are now required to be accounted for as equity transactions unless the Partnership loses control requiring deconsolidation, which would require gain or loss recognition in the statement of income. Noncontrolling interests, representing the interest in Chipeta held by Anadarko and a third party, are presented within equity for all periods presented. Finally, consolidated net income is presented to include the amounts attributable to the Parent, general and limited partners and the noncontrolling interests.
The Partnership adopted new accounting guidance, effective January 1, 2009, that clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of its investment. In addition, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize its share of an impairment charge recorded by an investee. The initial adoption of this standard had no impact on the Partnership’s financial statements.

Notes to the consolidated financial statements of Western Gas Partners, LP
The Partnership also adopted new guidance which addresses the application of the two-class method in determining net income per unit for master limited partnerships having multiple classes of securities including limited partnership units, general partnership units and, when applicable, IDRs of the general partner. The guidance clarifies that the two-class method would apply to master limited partnerships, and provides the methodology for and circumstances under which undistributed earnings are allocated to the general partner, limited partners and IDR holders. In addition, the Partnership adopted guidance addressing whether instruments granted in equity-based payment transactions are participating securities prior to vesting and, therefore, required to be accounted for in calculating earnings per unit under the two-class method. The guidance requires companies to treat unvested equity-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per unit. The Partnership adopted these standards effective January 1, 2009 and has applied these provisions to all periods in which earnings per unit is presented. These standards did not impact earnings per unit for the periods presented herein.
The Partnership also adopted new guidance addressing subsequent events. The guidance does not change the Partnership’s accounting policy for subsequent events, but instead incorporates existing accounting and disclosure requirements related to subsequent events from auditing standards into GAAP. This standard defines subsequent events as either recognized subsequent events (events that provide additional evidence about conditions at the balance sheet date) or nonrecognized subsequent events (events that provide evidence about conditions that arose after the balance sheet date). Recognized subsequent events are recorded in the financial statements for the current period presented, while nonrecognized subsequent events are not. Both types of subsequent events require disclosure in the consolidated financial statements if those financial statements would otherwise be misleading. The adoption of this standard had no impact on the Partnership’s financial statements.
The FASB also issued new accounting standards that require the Partnership to disclose the fair value of financial instruments quarterly. The Partnership has disclosed the fair value of its note receivable from Anadarko and its long-term debt in Note 6—Transactions with Affiliates and Note 11—Debt and Interest Expense, respectively.
3. NONCONTROLLING INTERESTS
In July 2009, the Partnership acquired a 51% interest in Chipeta. Chipeta is a Delaware limited liability company formed in April 2008 to construct and operate a natural gas processing facility. As of December 31, 2009, Chipeta is owned 51% by the Partnership, 24% by Anadarko and 25% by a third-party member. The interests in Chipeta held by Anadarko and the third-party member are reflected as noncontrolling interests in the consolidated financial statements for all periods presented.
In connection with the Partnership’s acquisition of its 51% membership interest in Chipeta, the Partnership became party to Chipeta’s limited liability company agreement, as amended and restated as of July 23, 2009 (the “Chipeta LLC Agreement”), together with Anadarko and the third-party member. The Chipeta LLC Agreement provides that:
•	Chipeta’s members will be required from time to time to make capital contributions to Chipeta to the extent approved by the members in connection with Chipeta’s annual budget;
•	Chipeta will distribute available cash, as defined in the Chipeta LLC Agreement, if any, to its members quarterly in accordance with those members’ membership interests; and
•	Chipeta’s membership interests are subject to significant restrictions on transfer.
Upon acquisition of its interest in Chipeta, the Partnership became the managing member of Chipeta. As managing member, the Partnership manages the day-to-day operations of Chipeta and receives a management fee from the other members which is intended to compensate the managing member for the performance of its duties. The Partnership may only be removed as the managing member if it is grossly negligent or fraudulent, breaches its primary duties or fails to respond in a commercially reasonable manner to written business proposals from the other members and such behavior, breach or failure has a material adverse effect to Chipeta.

Notes to the consolidated financial statements of Western Gas Partners, LP
4. PARTNERSHIP DISTRIBUTIONS
The partnership agreement requires that, within 45 days subsequent to the end of each quarter, beginning with the quarter ended June 30, 2008, the Partnership distribute all of its available cash (as defined in the partnership agreement) to unitholders of record on the applicable record date. During the year ended December 31, 2009, the Partnership paid cash distributions to its unitholders of approximately $70.1 million, representing the $0.32 per-unit distribution for the quarter ended September 30, 2009, the $0.31 per-unit distribution for the quarter ended June 30, 2009 and $0.30 per-unit distributions for each of the quarters ended March 31, 2009 and December 31, 2008. During the year ended December 31, 2008, the Partnership paid cash distributions to its unitholders of approximately $24.8 million, representing the $0.30 per-unit distribution for the quarter ended September 30, 2008 and the $0.1582 per-unit distribution for the quarter ended June 30, 2008. See also Note 13—Subsequent Events concerning distributions approved in January 2010 for the quarter ended December 31, 2009.
Available cash. The amount of available cash (as defined in the partnership agreement) generally is all cash on hand at the end of the quarter, less the amount of cash reserves established by the Partnership’s general partner to provide for the proper conduct of the Partnership’s business, including reserves to fund future capital expenditures, to comply with applicable laws, debt instruments or other agreements, or to provide funds for distributions to its unitholders and to its general partner for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.
Minimum quarterly distributions. The partnership agreement provides that, during a period of time referred to as the “subordination period,” the common units are entitled to distributions of available cash each quarter in an amount equal to the “minimum quarterly distribution,” which is $0.30 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash are permitted on the subordinated units. Furthermore, arrearages do not apply to subordinated units and, therefore, will not be paid on the subordinated units. The effect of the subordinated units is to increase the likelihood that, during the subordination period, available cash is sufficient to fully fund cash distributions on the common units in an amount equal to the minimum quarterly distribution. From its inception through December 31, 2009, the Partnership has paid equal distributions on common, subordinated and general partner units and there are no distributions in arrears on common units.
The subordination period will lapse at such time when the Partnership has paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2011. Also, if the Partnership has paid at least $0.45 per quarter (150% of the minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the general partner is removed without cause and the units held by the general partner and its affiliates are not voted in favor of such removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to preferred distributions on prior-quarter distribution arrearages. All subordinated units are held indirectly by Anadarko.
General partner interest and incentive distribution rights. The general partner is currently entitled to 2.0% of all quarterly distributions that the Partnership makes prior to its liquidation. After distributing amounts equal to the minimum quarterly distribution to common and subordinated unitholders and distributing amounts to eliminate any arrearages to common unitholders, the Partnership’s general partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage
	Total Quarterly Distribution	Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum quarterly distribution	$0.300	98%	2%
First target distribution	up to $0.345	98%	2%
Second target distribution	above $0.345 up to $0.375	85%	15%
Third target distribution	above $0.375 up to $0.450	75%	25%
Thereafter	above $0.45	50%	50%
The table above assumes that the Partnership’s general partner maintains its 2% general partner interest, that there are no arrearages on common units and the general partner continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to the general partner on its 2.0% general partner interest and does not include any distributions that the general partner may receive on limited partner units that it owns or may acquire.

Notes to the consolidated financial statements of Western Gas Partners, LP
5. NET INCOME PER LIMITED PARTNER UNIT
The Partnership’s net income for periods including and subsequent to the Partnership’s acquisitions of the Partnership Assets is allocated to the general partner and the limited partners, including any subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to unvested units granted under the LTIP and incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the partnership agreement) for the period. The Partnership’s net income allocable to the limited partners is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Accordingly, if current net income allocable to the limited partners is less than the minimum quarterly distribution, or if cumulative net income allocable to the limited partners since May 14, 2008 is less than the cumulative minimum quarterly distributions, more income is allocated to the common unitholders than the subordinated unitholders for that quarterly period.
Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income by the weighted average number of limited partner units outstanding during the period. However, because the initial public offering was completed on May 14, 2008, the number of units issued in connection with the initial public offering, including shares issued in connection with the partial exercise of the underwriters’ over-allotment option, is utilized for purposes of calculating basic earnings per unit for the 2008 periods that include May 14, 2008 as if the shares were outstanding from May 14, 2008. The common units and general partner units issued in connection with the Powder River acquisition, Chipeta acquisition and 2009 equity offering are included on a weighted-average basis for periods they were outstanding. The common units and general partner units issued in connection with the Granger acquisition and Wattenberg acquisition are not included in the calculation of earnings per unit as they were not outstanding during the periods presented.
The following table illustrates the Partnership’s calculation of net income per unit for common and subordinated limited partner units (in thousands, except per-unit information):

	Year Ended
	December 31,
	2009(1)	2008(1)
Net income attributable to Western Gas Partners, LP	$107,906	$126,320
Pre-acquisition income allocated to Parent	(36,498)	(84,217)
General partner interest in net income	(1,428)	(842)

Limited partner interest in net income	$69,980	$41,261

Net income allocable to common units	$37,035	$20,841
Net income allocable to subordinated units	32,945	20,420

Limited partner interest in net income	$69,980	$41,261

Net income per limited partner unit — basic and diluted
Common units	$1.25	$0.78
Subordinated units	$1.24	$0.77
Total	$1.24	$0.78

Weighted average limited partner units outstanding — basic and diluted
Common units	29,684	26,680
Subordinated units	26,536	26,536

Total	56,220	53,216

(1)	Financial information for 2009 and 2008 has been revised to include results attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs, and financial information for 2008 has been revised to include results attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions.

Notes to the consolidated financial statements of Western Gas Partners, LP
6. TRANSACTIONS WITH AFFILIATES
Affiliate transactions. Revenues from affiliates include amounts earned by the Partnership from natural gas gathering, compression, processing, treating and transportation services to Anadarko as well as from the sale of residue gas, condensate and NGLs to Anadarko, resulting in affiliate transactions. A portion of the Partnership’s operating expenses are paid by Anadarko, which also results in affiliate transactions pursuant to the reimbursement provisions of the omnibus agreement described below. In addition, affiliate-based transactions also result from contributions to and distributions from Fort Union, Chipeta and White Cliffs which are paid or received by Anadarko.
Contribution of Partnership Assets to the Partnership. Concurrent with the closing of the initial public offering in May 2008, Anadarko contributed the assets and liabilities of AGC, PGT and MIGC to the Partnership in exchange for a 2.0% general partner interest, 100% of the IDRs, 5,725,431 common units and 26,536,306 subordinated units. In connection with the Powder River acquisition in December 2008, Anadarko contributed the Powder River assets to the Partnership for consideration consisting of $175.0 million in cash, which was funded by a note from Anadarko, 2,556,891 common units and 52,181 general partner units. In connection with the Chipeta acquisition in July 2009, Anadarko contributed the Chipeta assets to the Partnership for consideration consisting of $101.5 million in cash, 351,424 common units and 7,172 general partner units. See Note 1—Description of Business and Basis of Presentation. See also Note 13—Subsequent Events for information related to the Granger acquisition, Wattenberg acquisition and AWC acquisition.
Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is generally swept to centralized accounts. Prior to our acquisition of the Partnership Assets, except for Chipeta, third-party sales and purchases related such assets were received or paid in cash by Anadarko within its centralized cash management system. Anadarko charged or credited the Partnership interest at a variable rate on outstanding affiliate balances attributable to such assets for the periods these balances remained outstanding. The outstanding affiliate balances were entirely settled through an adjustment to parent net investment in connection with the initial public offering and the Powder River acquisition. Subsequent to our acquisition of the Partnership Assets, except for Chipeta, the Partnership cash-settles transactions related to such assets directly with third parties and with Anadarko affiliates and affiliate-based interest expense on current intercompany balances is not charged.
Prior to June 1, 2008, with respect to Chipeta (the date on which Anadarko initially contributed assets to Chipeta), sales and purchases related to third-party transactions were received or paid in cash by Anadarko within its centralized cash management system and were settled with Chipeta through an adjustment to parent net investment. Subsequent to June 1, 2008, Chipeta cash settled transactions directly with third parties and with Anadarko.
Note receivable from Anadarko. Concurrent with the closing of the initial public offering, the Partnership loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%. Interest on the note is payable quarterly. The fair value of the note receivable from Anadarko was approximately $271.3 million and $198.1 million at December 31, 2009 and December 31, 2008, respectively. The fair value of the note reflects consideration of credit risk and any premium or discount for the differential between the stated interest rate and quarter-end market rate, based on quoted market prices of similar debt instruments.
Notes payable to Anadarko. Concurrent with the closing of the Powder River acquisition in December 2008, the Partnership entered into a five-year, $175.0 million term loan agreement with Anadarko under which the Partnership pays Anadarko interest at a fixed rate of 4.00% for the first two years and a floating rate of interest at three-month LIBOR plus 150 basis points for the final three years. See Note 11—Debt and Interest Expense.
Credit facilities. In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million. Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. See Note 11—Debt and Interest Expense and Note 13—Subsequent Events for more information on and subsequent changes and terminations related to these credit facilities. See also Note 13—Subsequent Events regarding financing of the Granger acquisition and Wattenberg acquisition.
Commodity price swap agreements. The Partnership entered into commodity price swap agreements with Anadarko in December 2008 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Hilight and Newcastle systems. In December 2009, the Partnership extended the swap agreements through December 2011. Beginning on January 1, 2009, the commodity price swap agreements fix the margin the Partnership realizes on its share of revenues under keep-whole and percent-of-proceeds processing contracts applicable to natural gas processing activities at the Hilight and Newcastle systems. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s share of actual volumes processed at the Hilight and Newcastle systems. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument at inception and are, therefore, not required to be measured at fair value. The Partnership reports its realized gains and losses

Notes to the consolidated financial statements of Western Gas Partners, LP on the commodity price swap agreements related to sales in natural gas, natural gas liquids and condensate sales — affiliates in its consolidated statements of income in the period in which the associated revenues and costs are recognized. During the quarter ended September 30, 2010, the Partnership revised its presentation to report its realized gains and losses on the commodity price swap agreements related to natural gas purchases in cost of product in its consolidated statements of income. The effects of commodity price swap agreements related to purchases have been reclassified from revenues to cost of product for the year ended December 31, 2009 to conform to the current presentation. During the year ended December 31, 2009, the Partnership recorded realized gains (losses) on commodity price swap agreements as follows.

Year Ended
December 31, 2009
(in thousands)
Gains (losses) on commodity price swap agreements
Natural gas sales	$18,446
Natural gas liquids sales	2,196

Gains, net on commodity price swap agreements related to sales	20,642

Losses, net on commodity price swap agreements related to purchases	(16,538)

Gains, net on commodity price swap agreements	$4,104

Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements outstanding as of December 31, 2009. The commodity price swap agreements are for two years and the Partnership can extend the agreements, at its option, annually through December 2013. Also see Note 13—Subsequent Events for information on commodity price swap agreements entered into in connection with the Granger acquisition and Wattenberg acquisition.

	Year Ended December 31,
	2010	2011
	(per barrel)
Natural gasoline	$63.20	$68.50
Condensate	$70.72	$68.87
Propane	$40.63	$44.97
Butane	$48.15	$55.57
Iso butane	$48.15	$59.41

(per MMBtu)
Natural gas	$5.61	$5.61
Omnibus agreement. Concurrent with the closing of the initial public offering and as amended in connection with subsequent acquisitions from Anadarko, the Partnership entered into an omnibus agreement with the general partner and Anadarko that addresses the following:
•	Anadarko’s obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Anadarko for certain liabilities with respect to the assets acquired from Anadarko;
•	the Partnership’s obligation to reimburse Anadarko for all expenses incurred or payments made on the Partnership’s behalf in conjunction with Anadarko’s provision of general and administrative services to the Partnership, including salary and benefits of the general partner’s executive management and other Anadarko personnel and general and administrative expenses which are attributable to the Partnership’s status as a separate publicly traded entity;
•	the Partnership’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to the Partnership Assets; and
•	the Partnership’s obligation to reimburse Anadarko for the Partnership’s allocable portion of commitment fees that Anadarko incurs under its $1.3 billion credit facility. See Note 13—Subsequent Events —Anadarko’s credit facility for information on the termination of Anadarko’s credit facility and the Partnership’s availability and obligations thereunder.
Pursuant to the omnibus agreement, Anadarko and the general partner perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, cash management, investor relations, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax, marketing and midstream administration. As of December 31, 2009, the Partnership’s reimbursement to Anadarko for certain general and administrative expenses allocated to the Partnership was capped at $6.9 million for the year ended December 31, 2009. Also see Note 13—Subsequent Events for information on changes to the cap for the reimbursement by the Partnership to Anadarko of general and administrative expenses not attributable to operating as a

Notes to the consolidated financial statements of Western Gas Partners, LP public company in connection with the Granger acquisition and the Wattenberg acquisition. The cap is subject to further adjustment to reflect expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses and with the concurrence of the special committee of the Partnership’s general partner’s board of directors. The cap contained in the omnibus agreement does not apply to incremental general and administrative expenses allocated to or incurred by the Partnership as a result of being a publicly traded partnership. The consolidated financial statements of the Partnership include costs allocated by Anadarko pursuant to the omnibus agreement for periods including and subsequent to May 14, 2008. During the year ended December 31, 2009, Anadarko incurred $0.8 million of expenses in excess of the $6.9 million cap. Such expenses were recorded as a capital contribution from Anadarko and did not impact the Partnership’s cash flows. Expenses Anadarko and the general partner incurred on behalf of the Partnership subject to the cap in the omnibus agreement during the year ended December 31, 2008 did not exceed the cap.
Services and secondment agreement. Concurrent with the closing of the initial public offering, the general partner and Anadarko entered into a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner. Pursuant to the services and secondment agreement, the Partnership reimburses Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement is 10 years and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice of termination before the applicable twelve-month period expires. The consolidated financial statements of the Partnership include costs allocated by Anadarko pursuant to the services and secondment agreement for periods including and subsequent to the Partnership’s acquisition of the Partnership Assets.
Chipeta LLC agreement. In connection with the Partnership’s acquisition of its 51% membership interest in Chipeta, the Partnership became party to Chipeta’s limited liability company agreement, as amended and restated as of July 23, 2009, together with Anadarko and the third-party member. See Note 3—Noncontrolling Interests.
Gas processing agreement. Chipeta is party to a gas processing agreement with a subsidiary of Anadarko dated September 6, 2008, pursuant to which Chipeta processes natural gas delivered by that subsidiary and the subsidiary takes allocated residue and NGLs in-kind. That agreement, pursuant to which the Chipeta plant receives a large majority of its throughput, has a primary term that extends through 2023. See Note 13—Subsequent Events for information on gas gathering agreements entered into in connection with the Granger acquisition and Wattenberg acquisition.
Tax sharing agreement. Concurrent with the closing of the initial public offering, the Partnership and Anadarko entered into a tax sharing agreement pursuant to which the Partnership reimburses Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Partnership’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods including and subsequent to the Partnership’s acquisition of the Partnership Assets. Anadarko may use its tax attributes to cause its combined or consolidated group, of which the Partnership may be a member for this purpose, to owe no tax. However, the Partnership is nevertheless required to reimburse Anadarko for the tax the Partnership would have owed had the attributes not been available or used for the Partnership’s benefit, regardless of whether Anadarko pays taxes for the period.
Allocation of costs. Prior to the Partnership’s acquisition of the Partnership Assets, the consolidated financial statements of the Partnership include costs allocated by Anadarko in the form of a management services fee, which approximated the general and administrative costs attributable to the Partnership Assets. This management services fee was allocated to the Partnership based on its proportionate share of Anadarko’s assets and revenues or other contractual arrangements. Management believes these allocation methodologies are reasonable.
The employees supporting the Partnership’s operations are employees of Anadarko. Anadarko charges the Partnership its allocated share of personnel costs, including costs associated with Anadarko’s equity-based compensation plans, non-contributory defined pension and postretirement plans and defined contribution savings plan, through the management services fee or pursuant to the omnibus agreement and services and secondment agreement described above. In general, the Partnership’s reimbursement to Anadarko under the omnibus agreement or services and secondment agreements is either (i) on an actual basis for direct expenses Anadarko and the general partner incur on behalf of the Partnership or (ii) based on an allocation of salaries and related employee benefits between the Partnership, the general partner and Anadarko based on estimates of time spent on each entity’s business and affairs. The vast majority of direct general and administrative expenses charged to the Partnership by Anadarko are attributed to the Partnership on an actual basis, excluding any mark-up or subsidy charged or received by Anadarko. With respect to allocated costs, management believes that the allocation method employed by Anadarko is reasonable. While it is not practicable to determine what these direct and allocated costs would be on a stand-alone basis if the Partnership were to directly obtain these services, management believes these costs would be substantially the same.

Notes to the consolidated financial statements of Western Gas Partners, LP
Equity-based compensation. Grants made under equity-based compensation plans result in equity-based compensation expense which is determined by reference to the fair value of equity compensation as of the date of the relevant equity grant.
Long-term incentive plan. The general partner awarded phantom units primarily to the general partner’s independent directors under the LTIP in May 2008 and May 2009. The phantom units awarded to the independent directors vest one year from the grant date. The following table summarizes information regarding phantom units under the LTIP for the year ended December 31, 2009:

	Value per
	Unit	Units
Units outstanding at beginning of year	$16.50	30,304
Vested	$16.50	(30,304)
Granted	$15.02	21,970

Units outstanding at end of year	$15.02	21,970

Compensation expense attributable to the phantom units granted under the LTIP is recognized entirely by the Partnership over the vesting period and was approximately $0.4 million and $0.3 million during the years ended December 31, 2009 and 2008, respectively.
Equity incentive plan and Anadarko incentive plans. The Partnership’s general and administrative expenses include equity-based compensation costs allocated by Anadarko to the Partnership for grants made pursuant to the Incentive Plan, as well as the Anadarko Incentive Plans.
The Partnership’s general and administrative expense for the years ended December 31, 2009 and 2008 included approximately $3.6 million and $1.9 million, respectively, of allocated equity-based compensation expense for grants made pursuant to the Incentive Plan and Anadarko Incentive Plans. A portion of these expenses are allocated to the Partnership by Anadarko as a component of compensation expense for the executive officers of the Partnership’s general partner and other employees pursuant to the omnibus agreement and employees who provide services to the Partnership pursuant to the services and secondment agreement. These amounts exclude compensation expense associated with the LTIP.
Summary of affiliate transactions. Revenues from affiliates include amounts earned by the Partnership from natural gas gathering, processing, treating and transportation services to Anadarko as well as from the sale of residue gas, condensate and NGLs to Anadarko. A portion of the Partnership’s operating expenses are paid by Anadarko pursuant to the reimbursement provisions under the omnibus agreement described above, which also results in affiliate transactions. Operating expenses include all amounts accrued or paid to affiliates for the operation of the Partnership’s systems, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. For example, the Partnership’s affiliate expenses are not necessarily those expenses attributable to generating affiliate revenues. The following table summarizes affiliate transactions, including transactions with the general partner.

	Year Ended December 31,
	2009	2008		2007
	(in thousands)
Revenues	$410,524	$563,707		$467,455
Operating expenses	127,889	188,591		130,740
Interest income, net	17,536	12,148		—
Interest expense	9,096	364		5,667

Distributions to unitholders	44,450	15,279		—
Contributions from noncontrolling interest owners	34,011	130,094	(1)	—
Distributions to noncontrolling interest owners	5,410	33,335		—

(1)	Includes the $106.2 million initial contribution of assets to Chipeta in connection with Anadarko’s formation of Chipeta.

Notes to the consolidated financial statements of Western Gas Partners, LP
7. INCOME TAXES
The components of the Partnership’s income tax expense are as follows:

	Year Ended December 31,
	2009	2008	2007
		(in thousands)
Current income tax expense
Federal income tax expense	$19,821	$43,233	$38,619
State income tax expense	1,856	2,117	1,461

Total current income tax expense	21,677	45,350	40,080

Deferred income tax expense
Federal income tax expense (benefit)	(3,418)	(2,323)	6,847
State income tax expense (benefit)	(645)	720	(915)

Total deferred income tax expense (benefit)	(4,063)	(1,603)	5,932

Total income tax expense	$17,614	$43,747	$46,012

Total income taxes differed from the amounts computed by applying the statutory income tax rate to income before income taxes. The sources of these differences are as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands, except percentages)
Income before income taxes	$135,780	$177,975	$130,417
Statutory tax rate	35%	35%	35%

Tax computed at statutory rate	47,523	62,291	45,646
Adjustments resulting from:
Partnership income not subject to federal taxes	(30,563)	(18,919)	—
State income taxes, net of federal tax benefit	753	2,044	763
Tax status change	—	(1,674)	—
Other	(99)	5	(397)

Income tax expense	$17,614	$43,747	$46,012

Effective tax rate	13%	25%	35%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) are as follows:

	As of December 31,
	2009	2008
	(in thousands)
Net operating loss and credit carryforwards	$14	$14
Other	778	783

Net current deferred income tax assets	792	797

Depreciable property	(219,724)	(224,914)
Net operating loss and credit carryforwards	585	990
Other	1,827	2,338

Net long-term deferred income tax liabilities	(217,312)	(221,586)

Total net deferred income tax liabilities	$(216,520)	$(220,789)

Credit carryforwards, which are available for utilization on future income tax returns, are as follows:

	December 31,	Statutory
	2009	Expiration
	(in thousands)
State credit	$599	2026

Notes to the consolidated financial statements of Western Gas Partners, LP
8. CONCENTRATION OF CREDIT RISK
Anadarko was the only customer from whom revenues exceeded 10% of the Partnership’s consolidated revenues for the years ended December 31, 2009, 2008 and 2007. The percentage of revenues from Anadarko and the Partnership’s other customers are as follows:

	Year Ended December 31,
	2009	2008	2007
Anadarko	82%	80%	83%
Other	18%	20%	17%

Total	100%	100%	100%

9. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Partnership’s property, plant and equipment is as follows:

	Estimated	December 31,	December 31,
	useful life	2009	2008
		(dollars in thousands)
Land	n/a	$354	$354
Gathering systems	5 to 39 years	1,562,273	1,413,424
Pipeline and equipment	30 to 34.5 years	86,617	85,598
Assets under construction	n/a	8,713	98,586
Other	3 to 25 years	2,340	2,266

Total property, plant and equipment		1,660,297	1,600,228
Accumulated depreciation		299,309	235,790

Total net property, plant and equipment		$1,360,988	$1,364,438

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.
Impairment. Prior to the Partnership’s acquisition of the Powder River assets, during the year ended December 31, 2008, a $9.4 million impairment was recognized related to the suspension of operations of a plant that produced iso-butane from NGLs at the Hilight system. Anadarko’s management determined the fair value of the asset based on estimates of significant unobservable inputs (level three in the GAAP fair value hierarchy), including current market values of similar equipment components.
10. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations. Revisions in estimates for the periods presented relate primarily to revisions of current cost estimates, inflation rates and/or discount rates.

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Carrying amount of asset retirement obligations at beginning of period	$51,303	$45,221	$42,591
Additions	1,884	1,786	102
Accretion expense	3,271	4,210	2,668
Revisions in estimates	(5,103)	86	(140)

Carrying amount of asset retirement obligations at end of period	$51,355	$51,303	$45,221

Revisions in estimates for the year ended December 31, 2009 relate primarily to an increase in discount rates, partially offset by higher estimated costs. For the year ended December 31, 2008, revisions in estimates related to higher estimated costs were substantially offset by a decrease in inflation rates.

Notes to the consolidated financial statements of Western Gas Partners, LP
11. DEBT AND INTEREST EXPENSE
The Partnership’s outstanding debt as of December 31, 2009 and 2008 consists of its $175.0 million note payable to Anadarko due in 2013 and issued in connection with the Powder River acquisition.
Term loan agreements
Note payable to Anadarko. In December 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko in order to finance the cash portion of the consideration paid for the Powder River acquisition. The interest rate is fixed at 4.00% for the first two years and is a floating rate equal to three-month LIBOR plus 150 basis points for the final three years. The Partnership has the option to repay the outstanding principal amount in whole or in part commencing upon the second anniversary of the five-year term loan agreement.
The provisions of the five-year agreement are non-recourse to the Partnership’s general partner and limited partners and contain customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) certain events of bankruptcy or insolvency with respect to the Partnership; or (iii) a change of control. The fair value of the Partnership’s debt under the five-year term loan agreement approximates the carrying value at December 31, 2009 and December 31, 2008. The fair value of debt reflects any premium or discount for the difference between the stated interest rate and quarter-end market rate.
Three-year term loan. In July 2009, the Partnership entered into a $101.5 million, 7.00% fixed-rate, three-year term loan agreement with Anadarko in order to finance the cash portion of the consideration paid for the Chipeta acquisition. The Partnership had the option to repay the outstanding principal amount in whole or in part upon five business days’ written notice and the Partnership repaid the three-year term loan and accrued interest on October 30, 2009.
Wattenberg term loan. In connection with the Wattenberg acquisition, on August 2, 2010 the Partnership borrowed $250.0 million under a three-year bank-syndicated unsecured term loan. See Note 13—Subsequent Events for more information regarding the financing of the Wattenberg acquisition.
Credit facilities
Revolving credit facility. In October 2009, the Partnership entered into a three-year senior unsecured revolving credit facility with a group of banks (the “revolving credit facility”). The aggregate initial commitments of the lenders under the revolving credit facility are $350.0 million and are expandable to a maximum of $450.0 million. As of December 31, 2009, the full $350.0 million was available for borrowing by the Partnership. The revolving credit facility matures in October 2012 and bears interest at LIBOR, plus applicable margins ranging from 2.375% to 3.250%. The Partnership is required to pay a quarterly facility fee ranging from 0.375% to 0.750% of the commitment amount (whether used or unused), based upon the Partnership’s consolidated leverage ratio, as defined in the revolving credit facility. The facility fee rate was 0.50% at December 31, 2009.
The revolving credit facility contains covenants that limit, among other things, the Partnership’s, and certain of its subsidiaries’, ability to incur additional indebtedness, grant certain liens, merge, consolidate or allow any material change in the character of its business, sell all or substantially all of the Partnership’s assets, make certain transfers, enter into certain affiliate transactions, make distributions or other payments other than distributions of available cash under certain conditions and use proceeds other than for partnership purposes. The revolving credit facility also contains customary covenants, customary events of default and certain financial tests as of the end of each quarter, including a maximum consolidated leverage ratio, as defined in the revolving credit facility, of 4.5 to 1.0, and a minimum consolidated interest coverage ratio, as defined in the revolving credit facility, of 3.0 to 1.0. If the Partnership obtains two of the following three ratings: BBB- or better by Standard and Poor’s, Baa3 or better by Moody’s Investors Service or BBB- or better by Fitch Ratings Ltd. (the date of such rating being the “Investment Grade Rating Date”), the Partnership will no longer be required to comply with certain of the foregoing covenants. All amounts due by the Partnership under the revolving credit facility are unconditionally guaranteed by the Partnership’s wholly owned subsidiaries. The subsidiary guarantees will terminate on the Investment Grade Rating Date.
In January 2010, the Partnership borrowed $210.0 million under the revolving credit facility in connection with the Granger acquisition. In connection with the Wattenberg acquisition, the Partnership exercised the accordion feature of its revolving credit facility and expanded the borrowing capacity of the revolving credit facility from $350.0 million to $450.0 million and borrowed $200.0 million under the revolving credit facility. See Note 13—Subsequent Events.
Anadarko credit facility. In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may utilize up to $100.0 million to the extent that sufficient amounts remain available to Anadarko. Interest on borrowings under the credit facility is calculated based on the election by the borrower of either (i) a floating rate equal to the federal funds effective rate plus 0.50%, or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. The applicable

Notes to the consolidated financial statements of Western Gas Partners, LP margin, which was 0.44% at December 31, 2009, and the commitment fees on the facility are based on Anadarko’s senior unsecured long-term debt rating. Pursuant to the omnibus agreement, as a co-borrower under Anadarko’s credit facility, the Partnership is required to reimburse Anadarko for its allocable portion of commitment fees (as of December 31, 2009, 0.11% of the Partnership’s committed and available borrowing capacity, including the Partnership’s outstanding balances, if any) that Anadarko incurs under its credit facility, or up to $0.1 million annually. Under certain of Anadarko’s credit and lease agreements, the Partnership and Anadarko are required to comply with certain covenants, including a financial covenant that requires Anadarko to maintain a debt-to-capitalization ratio of 65% or less. Should the Partnership or Anadarko fail to comply with any covenant in Anadarko’s credit facilities, the Partnership may not be permitted to borrow under the credit facility. Anadarko is a guarantor of the Partnership’s borrowings, if any, under the credit facility. The Partnership is not a guarantor of Anadarko’s borrowings under the credit facility. The $1.3 billion credit facility expires in March 2013. As of December 31, 2009, the full $100.0 million was available for borrowing by the Partnership. See Note 13—Subsequent Events—Anadarko’s credit facility for information on the termination of Anadarko’s credit facility and the Partnership’s availability there under.
Working capital facility. In May 2008, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. The facility is available exclusively to fund working capital needs. Borrowings under the facility will bear interest at the same rate that would apply to borrowings under the Anadarko credit facility described below. Pursuant to the omnibus agreement, the Partnership pays a commitment fee of 0.11% annually to Anadarko on the unused portion of the working capital facility, or up to $33,000 annually. The Partnership is required to reduce all borrowings under the working capital facility to zero for a period of at least 15 consecutive days at least once during each of the twelve-month periods prior to the maturity date of the facility. At December 31, 2009, no borrowings were outstanding under the working capital facility. See Note 13—Subsequent Events—Working capital facility for information on changes to the working capital facility.
At December 31, 2009, the Partnership was in compliance with all covenants under the five-year term loan agreement, the revolving credit facility, the working capital facility and Anadarko’s credit facility and Anadarko was in compliance with all covenants under its $1.3 billion credit facility.
Interest income (expense), net
The following table summarizes the amounts included in interest income (expense), net.

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Affiliate interest income (expense)
Interest income on note receivable from Anadarko	$16,900	$10,703	$—
Interest (expense) on notes payable to Anadarko	(8,953)	(253)	—
Interest income (expense), net on intercompany balances	636	1,445	(5,667)
Credit facility commitment fees — affiliates	(143)	(111)	—

Interest income (expense), net — affiliates	8,440	11,784	(5,667)

Third-party interest expense and fees on credit facility	(859)	—	—

Interest income (expense), net	$7,581	$11,784	$(5,667)

12. COMMITMENTS AND CONTINGENCIES
Environmental obligations. The Partnership is subject to various environmental-remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. As of December 31, 2009, the balance sheet included an $830,000 current liability and a $660,000 long-term liability for remediation and reclamation obligations, included in Accrued liabilities and Asset retirement obligations and other liabilities, respectively, on the balance sheet. The obligations do not anticipate any insurance recoveries. Substantially all of the payments related to these obligations are expected to be made over the next five years. Management regularly monitors the remediation and reclamation process and the liabilities recorded and believes the Partnership’s environmental obligations are adequate to fund remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not materially affect the Partnership’s overall results of operations, cash flows or financial position. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental issues will not be discovered.
Litigation and legal proceedings. From time to time, the Partnership is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of

Notes to the consolidated financial statements of Western Gas Partners, LP business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the Partnership’s results of operations, cash flows or financial position.
Lease commitments. Anadarko, on behalf of the Partnership, leases compression equipment used exclusively by the Partnership. As a result of lease modifications in October 2008, Anadarko became the owner of certain compression equipment, terminated the lease, and contributed the equipment to the Partnership. Anadarko, on behalf of the Partnership, continues to lease certain other compression equipment under leases expiring through January 2015. Rent expense associated with the compression equipment was approximately $8.8 million, $10.2 million and $10.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.
Anadarko also leases office space and a warehouse used by the Partnership from third parties. The office lease will expire on January 23, 2012 and there is no purchase option at the termination of the office lease. The lease for the warehouse includes an early termination clause. Rent expense associated with the office and warehouse leases was approximately $0.4 million, $0.4 million and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. The amounts in the table below represent existing contractual lease obligations for the compression equipment, office and warehouse leases as of December 31, 2009 that may be assigned or otherwise charged to the Partnership pursuant to the reimbursement provisions of the omnibus agreement (in thousands).

Minimum Rental
Payments
2010	$7,339
2011	7,337
2012	7,164
2013	7,159
2014	6,676

Total	$35,675

See Note 13—Subsequent Events—Compressor lease purchases for information on compressor leases that were terminated after December 31, 2009.
13. SUBSEQUENT EVENTS
Distributions. On January 21, 2010, the board of directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders of $0.33 per unit, or $21.4 million in aggregate. The cash distribution was paid on February 12, 2010 to unitholders of record at the close of business on February 1, 2010.
Granger acquisition. In January 2010, the Partnership acquired the Granger assets from Anadarko. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions.
In connection with the Granger acquisition, the Partnership entered into five-year commodity price swap agreements with Anadarko effective January 1, 2010 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Granger assets. Specifically, the commodity price swap agreements fix the margin the Partnership will realize under both keep-whole and percentage-of-proceeds contracts applicable to natural gas processing activities at the Granger assets. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s actual throughput subject to keep-whole or percentage-of-proceeds contracts at the Granger assets. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument at inception. The Partnership will recognize gains and losses on the commodity price swap agreements in the period in which the associated revenues and costs are recognized. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Granger assets.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(per barrel)
Ethane	$28.85	$29.31	$29.78	$30.10	$30.53
Propane	$48.76	$50.07	$50.93	$51.56	$52.37
Iso butane	$64.07	$66.03	$67.22	$68.11	$69.23
Normal butane	$60.03	$61.82	$62.92	$63.74	$64.78
Natural gasoline	$73.62	$75.99	$77.37	$78.42	$79.74
Condensate	$72.25	$75.33	$76.85	$78.07	$79.56

	(per MMBtu)
Natural gas	$5.53	$5.94	$5.97	$6.09	$6.20

Notes to the consolidated financial statements of Western Gas Partners, LP
The Partnership entered into a 10-year, fee-based gathering agreement with Anadarko effective October 1, 2009 on substantially all of its affiliate throughput on the Granger assets. Under the new gathering agreement, the Granger assets earn a fixed fee based on the volume of the natural gas it gathers and Anadarko retains any condensate and NGLs.
Compressor lease purchases. In May and June 2010, Anadarko and Kerr-McGee Gathering LLC purchased certain compression equipment previously leased on behalf of the Partnership for the Granger assets and Wattenberg assets, respectively. These purchases terminated the lease and associated lease expense, and such compression equipment was subsequently contributed to the Partnership pursuant to provisions of the contribution agreements for the Granger acquisition and the Wattenberg acquisition. The contractual obligations for operating leases included in Note 12—Commitments and Contingencies above include $34.3 million related to such leases.
Wattenberg acquisition. In August 2010, the Partnership acquired the Wattenberg assets from Anadarko with an effective date of July 1, 2010 for accounting purposes. In connection with the Wattenberg acquisition, the Partnership entered into a 10-year, fee-based gathering agreement with Anadarko effective July 1, 2010 on all of its affiliate throughput on the Wattenberg assets. Under the new gathering agreement, the Wattenberg assets earn a fixed fee based on the volume of the natural gas it gathers and Anadarko retains its residue, condensate and NGLs.
In connection with the Wattenberg acquisition, the Partnership entered into five-year commodity price swap agreements with Anadarko effective July 2010 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Wattenberg assets. Specifically, the commodity price swap agreements fix the margin the Partnership will realize from the purchase and sale of natural gas, condensate or NGLs at the Wattenberg assets. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s actual natural gas, condensate or NGLs volumes purchased or sold at the Wattenberg assets. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument at inception. The Partnership will recognize gains and losses on the commodity price swap agreements in the period in which the associated revenues and costs are recognized. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Wattenberg assets.

	Year Ended December 31,
	2010(1)	2011	2012	2013	2014	2015(2)
	(per barrel)
Ethane	$17.33	$17.95	$18.21	$18.32	$18.36	$18.41
Propane	$42.56	$44.25	$45.23	$45.90	$46.47	$47.08
Iso butane	$55.95	$58.18	$59.51	$60.44	$61.24	$62.09
Normal butane	$49.28	$51.25	$52.40	$53.20	$53.89	$54.62
Natural gasoline	$65.57	$68.19	$69.77	$70.89	$71.85	$72.88
Condensate	$68.18	$70.97	$72.73	$74.04	$75.22	$76.47

	(per MMBtu)
Natural gas	$4.18	$4.89	$5.21	$5.37	$5.57	$5.96

(1)	Effective July 1, 2010.

(2)	Through June 30, 2015.
White Cliffs acquisition. In September 2010, the Partnership completed the White Cliffs acquisition, including the acquisition of AWC from Anadarko. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions.
Omnibus agreement. In connection with the Granger acquisition and Wattenberg acquisition, the cap under the omnibus agreement was increased to $8.3 million and then to $9.0 million, respectively, for the year ended December 31, 2010. No adjustment to the cap was made in connection with the White Cliffs acquisition.
Wattenberg term loan. In connection with the Wattenberg acquisition, on August 2, 2010 the Partnership borrowed $250.0 million under a three-year term loan with a group of banks (“Wattenberg term loan”). The Wattenberg term loan bears interest at LIBOR plus a margin ranging from 2.50% to 3.50% depending on the Partnership’s consolidated leverage ratio as defined in the Wattenberg term loan agreement. The Wattenberg term loan contains various customary covenants which are substantially similar to those in the Partnership’s revolving credit facility.
Revolving credit facility. In connection with the Wattenberg acquisition, the Partnership exercised the accordion feature of its revolving credit facility and expanded the borrowing capacity of the revolving credit facility from $350.0 million to $450.0

Notes to the consolidated financial statements of Western Gas Partners, LP million. On August 2, 2010, the Partnership borrowed $200.0 million under the revolving credit facility, bringing the borrowings outstanding to $310.0 million with $140.0 million available.
Anadarko’s credit facility. In September 2010, Anadarko entered into a $5.0 billion five-year secured revolving credit facility. Upon the closing of Anadarko’s new credit facility, Anadarko’s existing $1.3 billion revolving credit agreement was cancelled, thereby eliminating the Partnership’s $100.0 million of available borrowing capacity under such facility.
Working capital facility. In connection with the closing of Anadarko’s new revolving credit facility described above, the Partnership terminated its $30.0 million working capital facility with Anadarko in September 2010.
14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
The Partnership filed a shelf registration statement on Form S-3 with the SEC, which became effective in August 2009, under which the Partnership may issue and sell up to $1.25 billion of debt and equity securities. Debt securities issued under the shelf may be guaranteed by one or more existing or future subsidiaries of the Partnership (the “Guarantor Subsidiaries”), each of which is a wholly owned subsidiary of the Partnership. The guarantees, if issued, would be full, unconditional, joint and several. The following condensed consolidating financial information reflects the Partnership’s stand-alone accounts, the combined accounts of the Guarantor Subsidiaries, the accounts of the Non-Guarantor Subsidiary, consolidating adjustments and eliminations, and the Partnership’s consolidated accounts for the each of the years in the two-year period ended December 31, 2009 and as of December 31, 2009 and December 31, 2008. The condensed consolidating financial information should be read in conjunction with the Partnership’s accompanying consolidated financial statements and related notes.
Western Gas Partners, LP’s and the Guarantor Subsidiaries’ investment in and equity income from their consolidated subsidiaries is presented in accordance with the equity method of accounting in which the equity income from consolidated subsidiaries includes the results of operations of the Partnership Assets for periods including and subsequent to the Partnership’s acquisition of the Partnership Assets.

Notes to the consolidated financial statements of Western Gas Partners, LP
Statement of Income

	Year Ended December 31, 2009
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Revenues	$20,642	$427,897	$42,007	$—	$490,546
Operating expenses	34,602	306,729	21,078	—	362,409

Operating income (loss)	(13,960)	121,168	20,929	—	128,137
Interest income, net	6,928	653	—	—	7,581
Other income, net	32	20	10	—	62
Equity income from consolidated subsidiaries	78,408	4,898	—	(83,306)	—

Income before income taxes	71,408	126,739	20,939	(83,306)	135,780
Income tax expense	—	17,614	—	—	17,614

Net income	71,408	109,125	20,939	(83,306)	118,166
Net income attributable to noncontrolling interests	—	10,260	—	—	10,260

Net income attributable to Western Gas Partners, LP	$71,408	$98,865	$20,939	$(83,306)	$107,906

Statement of Income

	Year Ended December 31, 2008
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Revenues	$—	$666,204	$32,564	$—	$698,768
Operating expenses	9,124	507,291	16,361	—	532,776

Operating income (loss)	(9,124)	158,913	16,203	—	165,992
Interest income (expense), net	10,323	1,461	—	—	11,784
Other income, net	139	9	51	—	199
Equity income from consolidated subsidiaries	41,871	—	—	(41,871)	—

Income before income taxes	43,209	160,383	16,254	(41,871)	177,975
Income tax expense	—	43,631	116	—	43,747

Net income	43,209	116,752	16,138	(41,871)	134,228
Net income attributable to noncontrolling interests	—	7,908	—	—	7,908

Net income attributable to Western Gas Partners, LP	$43,209	$108,844	$16,138	$(41,871)	$126,320

Notes to the consolidated financial statements of Western Gas Partners, LP
Balance Sheet

	December 31, 2009
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Current assets	$64,001	$64,772	$9,425	$(51,934)	$86,264
Note receivable — Anadarko	260,000	—	—	—	260,000
Investment in consolidated subsidiaries	497,997	98,959	—	(596,956)	—
Net property, plant and equipment	219	1,176,563	184,206	—	1,360,988
Other long-term assets	2,974	78,692	—	—	81,666

Total assets	$825,191	$1,418,986	$193,631	$(648,890)	$1,788,918

Current liabilities	$52,545	$33,017	$1,529	$(51,934)	$35,157
Note payable — Anadarko	175,000	—	—	—	175,000
Other long-term liabilities	—	271,067	2,221	—	273,288

Total liabilities	227,545	304,084	3,750	(51,934)	483,445

Partners’ capital	597,646	1,023,980	189,881	(596,956)	1,214,551
Noncontrolling interests	—	90,922	—	—	90,922

Total liabilities, equity and partners’ capital	$825,191	$1,418,986	$193,631	$(648,890)	$1,788,918

Balance Sheet

	December 31, 2008
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Current assets	$33,774	$62,457	$2,999	$(38,825)	$60,405
Note receivable — Anadarko	260,000	—	—	—	260,000
Investment in consolidated subsidiaries	523,756	—	—	(523,756)	—
Net property, plant and equipment	273	1,205,875	158,290	—	1,364,438
Other long-term assets	628	76,531	—	—	77,159

Total assets	$818,431	$1,344,863	$161,289	$(562,581)	$1,762,002

Current liabilities	$51,655	$41,945	$26,093	$(51,317)	$68,376
Note payable — Anadarko	175,000	—	—	—	175,000
Other long-term liabilities	—	278,185	855	—	279,040

Total liabilities	226,655	320,130	26,948	(51,317)	522,416

Partners’ capital and parent net investment	591,776	958,717	134,341	(511,264)	1,173,570
Noncontrolling interests	—	66,016	—	—	66,016

Total liabilities, equity and partners’ capital	$818,431	$1,344,863	$161,289	$(562,581)	$1,762,002

Notes to the consolidated financial statements of Western Gas Partners, LP
Statement of Cash Flows

	Year Ended December 31, 2009
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities

Net income	$71,408	$109,125	$20,939	$(83,306)	$118,166
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income from consolidated subsidiaries	(78,408)	(4,898)	—	83,306	—
Depreciation, amortization and impairment	54	62,226	4,504	—	66,784
Change in other items, net	2,112	(19,604)	(15,081)	12,493	(20,080)

Net cash provided by (used in) operating activities	(4,834)	146,849	10,362	12,493	164,870

Net cash used in investing activities	—	(137,043)	(39,378)	—	(176,421)

Net cash provided by financing activities	33,157	(9,806)	34,603	(12,493)	45,461

Net increase in cash and cash equivalents	$28,323	$—	$5,587	$—	$33,910
Cash and cash equivalents at beginning of period	33,307	—	2,767	—	36,074

Cash and cash equivalents at end of period	$61,630	$—	$8,354	$—	$69,984

Statement of Cash Flows

	Year Ended December 31, 2008
	Western Gas		Non-
	Partners,	Guarantor	Guarantor
	LP	Subsidiaries	Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities

Net income	$43,209	$116,752	$16,138	$(41,871)	$134,228
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income from consolidated subsidiaries	(41,871)	—	—	41,871	—
Depreciation, amortization and impairment	39	67,993	3,008	—	71,040
Change in other items, net	51,512	(42,496)	15,004	(12,493)	11,527

Net cash provided by operating activities	52,889	142,249	34,150	(12,493)	216,795

Net cash used in investing activities	(435,312)	(89,043)	(53,928)	—	(578,283)

Net cash provided by (used in) financing activities	415,730	(53,206)	22,545	12,493	397,562

Net increase in cash and cash equivalents	$33,307	$—	$2,767	$—	$36,074
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$33,307	$—	$2,767	$—	$36,074

WESTERN GAS PARTNERS, LP
SUPPLEMENTAL QUARTERLY INFORMATION
(Unaudited)
The following table presents a summary of the Partnership’s operating results by quarter for the years ended December 31, 2009 and 2008. Financial information for 2009 has been revised to include results attributable to the Granger assets, Wattenberg assets and 0.4% interest in White Cliffs and to reflect a reclassification from revenues to operating expenses for the effects of commodity price swap agreements attributable to purchases. Financial information for 2008 has been revised to include results attributable to the Chipeta assets, Granger assets, Wattenberg assets and 0.4% interest in White Cliffs. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions and Note 6—Transactions with Affiliates—Commodity price swap agreements.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per unit amounts)
2009
Revenues	$116,624	$126,138	$126,053	$121,731
Operating income	$23,610	$34,692	$30,967	$38,868
Net income attributable to Western Gas Partners, LP	$22,673	$29,354	$25,138	$30,741
Net income per limited partner unit(1)	$0.30	$0.32	$0.30	$0.33

2008
Revenues	$187,195	$211,457	$185,213	$114,903
Operating income	$52,997	$44,964	$42,965	$25,066
Net income attributable to Western Gas Partners, LP	$32,922	$32,936	$36,294	$24,168
Net income per limited partner unit(1)	—	$0.15	$0.32	$0.30

(1)	Includes net income attributable to the Partnership assets subsequent to the Partnership’s acquisition of the Partnership assets.
Cost of product expense for the fourth quarter of 2009 includes a $2.5 million out-of-period adjustment attributable to the Hilight system in which a reduction in cost of product expense related to the period from January 2008 to September 2009 was recorded in the fourth quarter of 2009. Of the adjustment, approximately $317,000, $149,000 and $152,000 is attributable to the first, second and third quarters of 2009, respectively, and approximately $364,000, ($12,000), $796,000 and $692,000 is attributable to the first, second, third and fourth quarters of 2008, respectively. Approximately $1.5 million of the adjustment attributable to 2008 is for periods prior to the Partnership’s acquisition of the asset and has no impact on the Partnership’s cash flows. The adjustment and out-of-period correction resulted in overstating earnings per limited partner unit for the year ended December 31, 2009 by $0.03 and understating earnings per limited partner unit by $0.01 for the year ended December 31, 2008. Management determined the adjustments were not material to the Partnership’s financial statements for the years ended December 31, 2009 or 2008 or to the Partnership’s interim financial statements and, accordingly, restatement of its previously reported interim or annual financials statements was not necessary.